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Telephone: 609-561-9000
Investor Relations and Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

South Jersey Industries Raises Dividend Three Percent

Folsom, NJ, November 20, 2017 - South Jersey Industries (NYSE:SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.27250 per share to $0.28000 per share. The new annualized dividend of $1.12 represents an increase of three percent per share over the previous level.

With this announcement, SJI has increased its dividend for 19 consecutive years.

“The increase announced today is supported by the progress we’ve made towards achieving our strategic plan and reflects the commitment of our company and our Board to a secure and growing dividend,” said President and CEO Michael J. Renna. “Significant growth within our existing gas utility business, coupled with the prospect of dramatically increasing SJI’s regulated earnings through the Elizabethtown Gas and Elkton Gas acquisitions, warranted the dividend action.”

Factors the SJI board of directors considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies, as well as returns available on other income oriented investments.

The dividend is payable December 27, 2017 to shareholders of record at the close of business December 11, 2017. This is SJI’s 66th consecutive year of paying dividends.
ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy solutions to its customers through three primary subsidiaries. South Jersey Gas delivers safe, reliable, affordable natural gas and promotes energy efficiency to approximately 380,000 customers in southern New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream is also an SJI subsidiary and houses the company’s interest in the PennEast Pipeline Project. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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